NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Reports Fourth Quarter
and Full Year 2024 Results
•Fourth quarter reported net sales up 0.5% YOY; Organic sales up 2.4% YOY and 1.7% sequentially
–Fourth quarter diluted EPS of $3.03; Adjusted diluted EPS of $3.16, up 19% YOY
•Full-year reported net sales down 2.5% YOY; Organic sales down 0.6% YOY
•Full-year operating profit of $1.2 billion; operating margin of 5.6%
–Adjusted EBITDA margin of 6.9%, down 70 basis points YOY
•Record operating cash flow of $1.1 billion for 2024, up from $493 million for 2023
PITTSBURGH, February 11, 2025 /PR Newswire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the fourth quarter and full year 2024.
“We are pleased with our return to sales growth in the fourth quarter sparked by more than 70% growth year-over-year in our global Data Center business, 20% growth in Broadband Solutions, and renewed positive sales momentum in Electrical and Electronic Solutions. This was partially offset by a slowdown with industrial customers and the expected continued weakness in our utility business in the fourth quarter. With that said, our positive momentum has carried into January with preliminary sales per workday, adjusted for M&A, up 5% versus prior year. Our opportunity pipeline remains at a record level, backlog remains healthy and bid activity levels remain very strong. Gross margin was stable on a full-year basis although we experienced some pressure in Communication and Security Solutions as sales ramped to customers on project deployments. Consistent with past practice, we expect to improve margins as we move through the project deployment life cycle in this segment,” said John Engel, Chairman, President, and CEO.
Mr. Engel continued, “Our continued focus on effective working capital management yielded strong benefits again in the fourth quarter and contributed to record free cash flow generation of over $1 billion in 2024, or 154% of adjusted net income. Financial leverage remained stable at 2.9x trailing twelve-month adjusted EBITDA as we reduced our net debt by $431 million and repurchased $425 million of shares last year. We also significantly strengthened our portfolio through the divestiture of our integrated supply business and the acquisitions of three services-based businesses, including Ascent. As we look to 2025, our pipeline of strategic acquisitions remains strong and is aligned with our goal to increase service offerings to our customers.”
Mr. Engel added, “We also made excellent progress on our enterprise-wide digitalization efforts and overall business transformation in 2024. We’re more than halfway complete on our technology and capabilities build, which once completed, will accelerate our earnings growth through greater cross-sell, expand our margins through improved pricing and operating cost leverage, and dramatically increase our speed to value on the integration of future acquisitions.”
Mr. Engel concluded, “In 2025, we expect organic sales to grow 2.5% to 6.5% and operating margin to expand, as all three business units are expected to deliver profitable growth. We expect to generate $600 to $800 million of free cash flow and I am pleased to announce that we plan to increase our common stock dividend by 10% again this year to $1.82 per share while continuing our share buyback program. As we outlined in our recent Investor Day, we are committed to substantial value creation from operational improvements, digital transformation, and our capital allocation strategy including additional M&A. We’re well-positioned to deliver outsized growth due to the secular trends of AI-driven data centers, increased power generation, electrification, automation, and reshoring. And we remain laser focused on our enterprise wide margin improvement program, which has been a historical strength for Wesco. I’m confident that Wesco will outperform our markets this year, and we're best positioned to deliver improved sales growth and continue toward our long-term EBITDA margin expansion goal. Finally, I continue to be very proud of our talented and dedicated Wesco team, who remain steadfast in executing our strategic plan to capture the significant value creation opportunity in front us, as we realize our vision of becoming the best tech-enabled supply chain solutions provider in the world.”

The following are results for the three months ended December 31, 2024 compared to the three months ended December 31, 2023:
•Net sales were $5,499.7 million for the fourth quarter of 2024 compared to $5,473.4 million for the fourth quarter of 2023, an increase of 0.5%. On an organic basis, which removes the impact of the Wesco Integrated Supply (“WIS”) divestiture, the Ascent, LLC (“Ascent”) acquisition, differences in foreign exchange rates, and the impact from the number of workdays, sales for the fourth quarter of 2024 grew by 2.4%. The increase in organic sales primarily reflects volume growth in the CSS segment, partially offset by volume decline in the UBS segment. Sequentially, net sales increased 0.2%. Adjusting for the unfavorable impact from the number of workdays of 1.6%, the unfavorable impact from fluctuations in foreign exchange rates of 0.5%, and the increase from the acquisition of Ascent of 0.6%, organic sales grew by 1.7% sequentially.
•Cost of goods sold was $4,335.7 million for the fourth quarter of 2024 compared to $4,302.7 million for the fourth quarter of 2023, and gross profit was $1,164.0 million and $1,170.7 million, respectively. As a percentage of net sales, gross profit was 21.2% and 21.4% for 2024 and 2023, respectively. The decline in gross profit as a percentage of net sales for the fourth quarter of 2024 primarily reflects a decrease in CSS sales margin, partially offset by the impact of the divestiture of the WIS business.
•Selling, general and administrative (“SG&A”) expenses were $817.3 million, or 14.9% of net sales, for the fourth quarter of 2024 compared to $810.1 million, or 14.8% of net sales, for the fourth quarter of 2023. SG&A expenses for the fourth quarter of 2024 include $10.0 million of digital transformation and restructuring costs and $0.1 million of excise taxes on excess pension plan assets. SG&A expenses for the fourth quarter of 2023 include $11.3 million of digital transformation, merger-related and integration, and restructuring costs. Adjusted for these costs, SG&A expenses were $807.2 million, or 14.7% of net sales, for the fourth quarter of 2024 and $798.8 million, or 14.6% of net sales, for the fourth quarter of 2023. Adjusted SG&A expenses for the fourth quarter of 2024 primarily reflect higher costs to operate our facilities, employee expenses, taxes, and transportation costs, partially offset by lower payroll expenses.
•Operating profit was $301.1 million for the fourth quarter of 2024 compared to $315.8 million for the fourth quarter of 2023, a decrease of $14.7 million, or 4.7%. Operating profit as a percentage of net sales was 5.5% for the current quarter, compared to 5.8% for the fourth quarter of the prior year. Adjusted for digital transformation costs, restructuring costs, and excise taxes on excess pension plan assets, operating profit was $311.2 million, or 5.7% of net sales, for the fourth quarter of 2024. Adjusted for digital transformation costs, merger-related and integration costs, restructuring costs, and accelerated trademark amortization expense, operating profit was $327.5 million, or 6.0% of net sales, for the fourth quarter of 2023.
•Net interest expense for the fourth quarter of 2024 was $85.1 million compared to $97.0 million for the fourth quarter of 2023. The decrease is primarily attributable to lower borrowings and a decrease in variable interest rates.
•The effective tax rate for the fourth quarter of 2024 was 20.8% compared to 31.5% for the fourth quarter of 2023. The effective tax rate for the quarter ended December 31, 2024 was lower than the comparable period due to the favorable impact of changes in estimates of uncertain tax positions and foreign return-to-provision adjustments.
•Net income attributable to common stockholders was $151.0 million for the fourth quarter of 2024 compared to $127.6 million for the fourth quarter of 2023, an increase of 18.3%. Adjusted for digital transformation costs, restructuring costs, excise taxes on excess pension plan assets, the adjustment to the loss on termination of a business arrangement, the reduction to pension settlement cost, and the related income tax effects, net income attributable to common stockholders was $157.4 million for the fourth quarter of 2024. Adjusted for digital transformation costs, merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, net pension settlement cost, and the related income tax effects, net income attributable to common stockholders was $137.9 million for the fourth quarter of 2023.
•Earnings per diluted share for the fourth quarter of 2024 was $3.03, based on 49.8 million diluted shares, compared to $2.45 for the fourth quarter of 2023, based on 52.0 million diluted shares, an increase of 23.7%. Adjusted for digital transformation costs, restructuring costs, excise taxes on excess pension plan assets, the loss on termination of a business arrangement, the reduction to pension settlement cost, and the related income tax effects, earnings per diluted share for the fourth quarter of 2024 was $3.16. Adjusted for digital transformation costs, merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, net pension settlement cost, and the related income tax effects, earnings per diluted share for the fourth quarter of 2023 was $2.65.
•Operating cash flow for the fourth quarter of 2024 was an inflow of $276.6 million compared to $69.3 million for the fourth quarter of 2023. Free cash flow for the fourth quarter of 2024 was $268.4 million, or 155.8% of adjusted net income. The net cash inflow in the fourth quarter of 2024 was primarily driven by net income of $165.9 million, as well as an improvement in net working capital. Changes in net working capital included a decrease in trade accounts receivable due to the timing of receipts from customers, resulting in a cash inflow of $167.2 million. Inventory management efforts leading to a $67.0 million decrease in inventory also contributed to the cash inflow. These inflows were partially offset by a decrease in accounts payable of $148.5 million due to the timing of payments to suppliers.

The following are results for the year ended December 31, 2024 compared to the year ended December 31, 2023:
•Net sales were $21.8 billion for 2024 compared to $22.4 billion for 2023, a decrease of 2.5%. On an organic basis, which removes the impact of the WIS divestiture, Ascent acquisition, differences in foreign exchange rates, and the impact from the number of workdays, sales for 2024 declined by 0.6%. The decrease in organic sales reflects volume declines in the UBS and EES segments, partially offset by a volume increase in the CSS segment, and price inflation in the EES and UBS segments.
•Cost of goods sold for 2024 was $17.1 billion compared to $17.5 billion for 2023, and gross profit was $4.7 billion and $4.8 billion, respectively. As a percentage of net sales, gross profit was 21.6% for 2024 and 2023.
•SG&A expenses were $3,306.2 million, or 15.2% of net sales, for 2024 compared to $3,256.0 million, or 14.5% of net sales, for 2023. SG&A expenses for 2024 include $37.0 million of digital transformation and restructuring costs, a $17.8 million loss on abandonment of assets, and $4.9 million of excise taxes on excess pension plan assets. SG&A expenses for 2023 include $72.1 million of digital transformation, merger-related and integration, and restructuring costs. Adjusted for these costs, SG&A expenses were $3,246.5 million, or 14.9% of net sales, for 2024 and $3,183.9 million, or 14.2% of net sales, for 2023. The increase in adjusted SG&A expenses for 2024 compared to 2023 reflects higher costs to operate our facilities and an increase in IT costs.
•Operating profit was $1.2 billion for 2024 compared to $1.4 billion for 2023, a decrease of 13.0%. Operating profit as a percentage of net sales was 5.6% for the current year, compared to 6.3% for the prior year. Adjusted for digital transformation costs, the loss on abandonment of assets, restructuring costs, and excise taxes on excess pension plan assets, operating profit was $1.3 billion, or 5.9% of net sales, for 2024. Adjusted for digital transformation costs, merger-related and integration costs, restructuring costs, and accelerated trademark amortization expense, operating profit was $1.5 billion, or 6.6% of net sales, for 2023.
•Net interest expense for 2024 was $364.9 million compared to $389.3 million for 2023. The decrease primarily reflects lower borrowings, the redemption of the 2025 Notes in the second quarter of 2024, and a decrease in variable interest rates.
•Other non-operating income for 2024 was $92.7 million compared to expense of $25.1 million for 2023. In 2024, we completed the divestiture of our WIS business and recognized a gain from the sale of $122.2 million. Due to fluctuations in the U.S. dollar against certain foreign currencies, a net foreign currency exchange loss of $25.5 million was recognized for 2024 compared to a net loss of $22.9 million for 2023. Adjusted for the gain on the divestiture of our WIS business, a $3.6 million loss on termination of a business arrangement, and $2.5 million of pension settlement cost related to the final settlement of the Anixter Inc. Pension Plan, other non-operating expense was $23.4 million for 2024. Other non-operating expense for 2023 includes net pension settlement cost of $2.8 million related to the settlement of certain pension plans. Adjusted for this amount, other non-operating expense was $22.3 million for 2023.
•The effective tax rate for 2024 was 24.4% compared to 22.8% for 2023. The higher effective tax rate in 2024 is primarily due to increases in valuation allowances recorded against certain deferred tax assets.
•Net income attributable to common stockholders was $660.2 million for 2024 compared to $708.1 million for 2023. Adjusted for digital transformation costs, the loss on abandonment of assets, restructuring costs, excise taxes on excess pension plan assets, the gain recognized on the divestiture of the WIS business, the loss on termination of a business arrangement, pension settlement cost, and the related income tax effects, net income attributable to common stockholders was $618.6 million for 2024. Adjusted for digital transformation costs, merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, net pension settlement cost, and the related income tax effects, net income attributable to common stockholders was $763.6 million for 2023.
•Earnings per diluted share for 2024 was $13.05, based on 50.6 million diluted shares, compared to $13.54 for 2023, based on 52.3 million diluted shares. Adjusted for digital transformation costs, the loss on abandonment of assets, restructuring costs, excise taxes on excess pension plan assets, the gain recognized on the divestiture of the WIS business, the loss on termination of a business arrangement, pension settlement cost, and the related income tax effects, earnings per diluted share for 2024 was $12.23. Adjusted for digital transformation costs, merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, net pension settlement cost, and the related income tax effects, earnings per diluted share for 2023 was $14.60.
•Operating cash flow for 2024 was an inflow of $1,101.2 million compared to $493.2 million for 2023. Free cash flow for 2024 was $1,045.2 million, or 154.2% of adjusted net income. The net cash inflow in 2024 was primarily driven by net income of $719.4 million and non-cash adjustments to net income totaling $105.6 million. Operating cash flow was positively impacted by net changes in assets and liabilities of $276.2 million, which primarily comprised an increase in accounts payable of $329.5 million, primarily due to the timing of inventory purchases and payments to suppliers, and an increase of $62.7 million in accrued payroll and benefits costs, partially offset by an increase in trade accounts receivable of $50.7 million due to the timing of receipts from customers.

Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the fourth quarter and full year 2024 earnings as described in this News Release on Tuesday, February 11, 2025, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with approximately $22 billion in annual sales in 2024 and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, educational institutions, government agencies, technology companies, telecommunications providers, and utilities. Wesco operates more than 700 sites, including distribution centers, fulfillment centers, and sales offices in approximately 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and global corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding business strategy, growth strategy, competitive strengths, productivity and profitability enhancement, competition, new product and service introductions, and liquidity and capital resources. Such statements can generally be identified by the use of words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," and similar words, phrases or expressions or future or conditional verbs such as "could," "may," "should," "will," and "would," although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Important factors that could cause actual results or events to differ materially from those presented or implied in the forward-looking statements include, among others, the failure to achieve the anticipated benefits of, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions; the inability to successfully integrate acquired businesses; the impact of increased interest rates or borrowing costs; fluctuations in currency exchange rates; failure to adequately protect Wesco's intellectual property or successfully defend against infringement claims; the inability to successfully deploy new technologies, digital products and information systems or to otherwise adapt to emerging technologies in the marketplace, such as those incorporating artificial intelligence; failure to execute on our efforts and programs related to environmental, social and governance (ESG) matters; unanticipated expenditures or other adverse developments related to compliance with new or stricter government policies, laws or regulations, including those relating to data privacy, sustainability and environmental protection; the inability to successfully develop, manage or implement new technology initiatives or business strategies, including with respect to the expansion of e-commerce capabilities and other digital solutions and digitalization initiatives; disruption of information technology systems or operations; natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks; supply chain disruptions; geopolitical issues, including the impact of the evolving conflicts in the Middle East and Russia/Ukraine; the impact of sanctions imposed on, or other actions taken by the U.S. or other countries against, Russia or China; the failure to manage the increased risks and impacts of cyber incidents or data breaches; and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, any of which may have a material adverse effect on the Company's business, results of operations and financial condition. All such factors are difficult to predict and are beyond the Company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's most recent Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Vice President, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31, 2024		December 31, 2023
Net sales	$5,499.7		$5,473.4
Cost of goods sold (excluding depreciation and amortization)	4,335.7	78.8%	4,302.7	78.6%
Selling, general and administrative expenses	817.3	14.9%	810.1	14.8%
Depreciation and amortization	45.6		44.8
Income from operations	301.1	5.5%	315.8	5.8%
Interest expense, net	85.1		97.0
Other expense, net	6.6		10.5
Income before income taxes	209.4	3.8%	208.3	3.8%
Provision for income taxes	43.5		65.7
Net income	165.9	3.0%	142.6	2.6%
Net income attributable to noncontrolling interests	0.5		0.6
Net income attributable to WESCO International, Inc.	165.4	3.0%	142.0	2.6%
Preferred stock dividends	14.4		14.4
Net income attributable to common stockholders	$151.0	2.7%	$127.6	2.3%

Earnings per diluted share attributable to common stockholders	$3.03		$2.45
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	49.8		52.0

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
	December 31, 2024		December 31, 2023
Net sales	$21,818.8		$22,385.2
Cost of goods sold (excluding depreciation and amortization)	17,106.2	78.4%	17,541.5	78.4%
Selling, general and administrative expenses	3,306.2	15.2%	3,256.0	14.5%
Depreciation and amortization	183.2		181.3
Income from operations	1,223.2	5.6%	1,406.4	6.3%
Interest expense, net	364.9		389.3
Other (income) expense, net	(92.7)		25.1
Income before income taxes	951.0	4.4%	992.0	4.4%
Provision for income taxes	231.6		225.9
Net income	719.4	3.3%	766.1	3.4%
Net income attributable to noncontrolling interests	1.8		0.6
Net income attributable to WESCO International, Inc.	717.6	3.3%	765.5	3.4%
Preferred stock dividends	57.4		57.4
Net income attributable to common stockholders	$660.2	3.0%	$708.1	3.2%

Earnings per diluted share attributable to common stockholders	$13.05		$13.54
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	50.6		52.3

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	As of
	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$702.6	$524.1
Trade accounts receivable, net	3,454.4	3,639.5
Inventories	3,501.7	3,572.1
Other current assets	692.7	655.9
Total current assets	8,351.4	8,391.6

Goodwill and intangible assets	5,116.0	5,119.9
Other assets	1,594.0	1,549.4
Total assets	$15,061.4	$15,060.9

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,670.6	$2,431.5
Short-term debt and current portion of long-term debt, net	19.5	8.6
Other current liabilities	1,113.9	948.3
Total current liabilities	3,804.0	3,388.4

Long-term debt, net	5,045.5	5,313.1
Other noncurrent liabilities	1,246.4	1,327.5
Total liabilities	10,095.9	10,029.0

Stockholders' Equity
Total stockholders' equity	4,965.5	5,031.9
Total liabilities and stockholders' equity	$15,061.4	$15,060.9

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2024	December 31, 2023
Operating Activities:
Net income	$719.4	$766.1
Add back (deduct):
Depreciation and amortization	183.2	181.3
Gain on divestiture	(122.2)	—
Loss on abandonment of assets	17.8	—
Deferred income taxes	(39.9)	(7.9)
Change in trade receivables, net	(50.7)	52.2
Change in inventories	(18.0)	(68.4)
Change in accounts payable	329.5	(319.7)
Other, net	82.1	(110.4)
Net cash provided by operating activities	1,101.2	493.2

Investing Activities:
Capital expenditures	(94.7)	(92.3)
Acquisition payments, net of cash acquired	(221.3)	—
Proceeds from divestiture, net of cash transferred	354.9	—
Other, net	1.5	2.7
Net cash provided by (used in) investing activities	40.4	(89.6)

Financing Activities:
Debt repayments, net(1)	(278.3)	(120.0)
Payments for taxes related to net-share settlement of equity awards	(30.9)	(68.3)
Repurchases of common stock	(425.0)	(75.0)
Payment of common stock dividends	(81.5)	(76.6)
Payment of preferred stock dividends	(57.4)	(57.4)
Other, net	(55.2)	(6.6)
Net cash used in financing activities	(928.3)	(403.9)

Effect of exchange rate changes on cash and cash equivalents	(34.8)	(2.9)

Net change in cash and cash equivalents	178.5	(3.2)
Cash and cash equivalents at the beginning of the period	524.1	527.3
Cash and cash equivalents at the end of the period	$702.6	$524.1
(1)    The year ended December 31, 2024 includes the issuance of the Company's $900.0 million aggregate principal amount of 6.375% Senior Notes due 2029 (the “2029 Notes”) and the Company's $850.0 million aggregate principal amount of 6.625% Senior Notes due 2032 (the “2032 Notes” and, together with the 2029 Notes, the "2029 and 2032 Notes"). The proceeds from the issuance of the 2029 and 2032 Notes were used for the redemption of the Company's $1,500.0 million aggregate principal amount of 7.125% Senior Notes due 2025 (the “2025 Notes”) and for other corporate purposes. The year ended December 31, 2023 includes the repayment of the Company's $58.6 million aggregate principal amount of 5.50% Anixter Senior Notes due 2023 (the “Anixter 2023 Senior Notes”). The repayment of the Anixter 2023 Senior Notes was funded with borrowings under the Company's revolving credit facility.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating margin, adjusted other non-operating expense (income), adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of our financial condition and results of operations on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as digital transformation costs, restructuring costs, merger-related and integration costs, cloud computing arrangement amortization, pension settlement cost and excise taxes on excess pension plan assets related to the settlement of the Anixter Inc. Pension Plan, loss on abandonment of assets, the gain recognized on the divestiture of the WIS business, the loss on termination of business arrangement, and the related income tax effects, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)
Organic Sales Growth by Segment - Three Months Ended:

	Three Months Ended		Growth/(Decline)
	December 31, 2024	December 31, 2023	Reported Sales	Acquisitions/Divestiture	Foreign Exchange	Workday	Organic Sales

EES	$2,123.7	$2,084.2	1.9%	—%	(0.7)%	1.6%	1.0%
CSS	2,045.9	1,791.3	14.2%	1.8%	(0.5)%	1.6%	11.3%
UBS	1,330.1	1,597.9	(16.8)%	(12.3)%	(0.2)%	1.6%	(5.9)%
Total net sales	$5,499.7	$5,473.4	0.5%	(3.0)%	(0.5)%	1.6%	2.4%
Organic Sales Growth by Segment - Twelve Months Ended:

	Twelve Months Ended		Growth/(Decline)
	December 31, 2024	December 31, 2023	Reported Sales	Acquisitions/Divestiture	Foreign Exchange	Workday	Organic Sales

EES	$8,546.8	$8,610.3	(0.7)%	—%	(0.5)%	0.8%	(1.0)%
CSS	7,537.0	7,152.2	5.4%	0.5%	(0.2)%	0.8%	4.3%
UBS	5,735.0	6,622.7	(13.4)%	(8.9)%	(0.1)%	0.8%	(5.2)%
Total net sales	$21,818.8	$22,385.2	(2.5)%	(2.5)%	(0.2)%	0.8%	(0.6)%

Organic Sales Growth by Segment - Sequential:

	Three Months Ended		Growth/(Decline)
	December 31, 2024	September 30, 2024	Reported Sales	Acquisition	Foreign Exchange	Workday	Organic Sales

EES	$2,123.7	$2,151.2	(1.3)%	—%	(0.7)%	(1.6)%	1.0%
CSS	2,045.9	1,955.1	4.6%	1.6%	(0.6)%	(1.6)%	5.2%
UBS	1,330.1	1,383.1	(3.8)%	—%	(0.2)%	(1.6)%	(2.0)%
Total net sales	$5,499.7	$5,489.4	0.2%	0.6%	(0.5)%	(1.6)%	1.7%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, fluctuations in foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales. Workday impact represents the change in the number of operating days period-over-period after adjusting for weekends and public holidays in the United States. The fourth quarter of 2024 had one more workday compared to the fourth quarter of 2023; 2024 had two more workdays compared to 2023. The fourth quarter of 2024 had one less workday compared to the third quarter of 2024.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Gross Profit:	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Net sales	$5,499.7	$5,473.4	$21,818.8	$22,385.2
Cost of goods sold (excluding depreciation and amortization)	4,335.7	4,302.7	17,106.2	17,541.5
Gross profit	$1,164.0	$1,170.7	$4,712.6	$4,843.7
Gross margin	21.2%	21.4%	21.6%	21.6%
Note: Gross profit is a financial measure commonly used in the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted SG&A Expenses:	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Selling, general and administrative expenses	$817.3	$810.1	$3,306.2	$3,256.0
Digital transformation costs(1)	(7.4)	(7.6)	(24.9)	(36.1)
Loss on abandonment of assets(2)	—	—	(17.8)	—
Restructuring costs(3)	(2.6)	(1.3)	(12.1)	(16.7)
Excise taxes on excess pension plan assets(4)	(0.1)	—	(4.9)	—
Merger-related and integration costs(5)	—	(2.4)	—	(19.3)
Adjusted selling, general and administrative expenses	$807.2	$798.8	$3,246.5	$3,183.9
% of net sales	14.7%	14.6%	14.9%	14.2%

Adjusted Income from Operations:
Income from operations	$301.1	$315.8	$1,223.2	$1,406.4
Digital transformation costs(1)	7.4	7.6	24.9	36.1
Loss on abandonment of assets(2)	—	—	17.8	—
Restructuring costs(3)	2.6	1.3	12.1	16.7
Excise taxes on excess pension plan assets(4)	0.1	—	4.9	—
Merger-related and integration costs(5)	—	2.4	—	19.3
Accelerated trademark amortization(6)	—	0.4	—	1.6
Adjusted income from operations	$311.2	$327.5	$1,282.9	$1,480.1
Adjusted income from operations margin %	5.7%	6.0%	5.9%	6.6%

Adjusted Other Expense (Income), net:
Other expense (income), net	$6.6	$10.5	$(92.7)	$25.1
Gain on divestiture	—	—	122.2	—
Loss on termination of business arrangement(7)	0.2	—	(3.6)	—
Pension settlement cost(8)	0.8	(2.8)	(2.5)	(2.8)
Adjusted other expense, net	$7.6	$7.7	$23.4	$22.3

Adjusted Provision for Income Taxes:
Provision for income taxes	$43.5	$65.7	$231.6	$225.9
Income tax effect of adjustments to income from operations and other expense (income), net(9)	2.7	4.2	(14.8)	21.0
Adjusted provision for income taxes	$46.2	$69.9	$216.8	$246.9
(1)    Digital transformation costs include costs associated with certain digital transformation initiatives.
(2)    Loss on abandonment of assets represents the write-off of certain capitalized cloud computing arrangement implementation costs relating to a third-party developed operations management software product in favor of an application with functionality that better suits the Company’s operations.
(3)    Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(4)    Excise taxes on excess pension plan assets represent the excise taxes applicable to the excess pension plan assets following the final settlement of the Company's U.S. pension plan.
(5)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(6)    Accelerated trademark amortization represents additional amortization expense resulting from changes in the estimated useful lives of certain legacy trademarks that have migrated to our master brand architecture.
(7)    Loss on termination of business arrangement represents the loss recognized as a result of management's decision to terminate a business arrangement with a third party.
(8)    For the year ended December 31, 2024, pension settlement cost represents expense related to the final settlement of the Company's U.S. pension plan. For the year ended December 31, 2023, pension settlement cost represents expense related to the partial settlement of the Company's U.S. pension plan, partially offset by pension settlement gains related to other plans.
(9)     The adjustments to income from operations and other expense (income), net have been tax effected at rates of 29.7% and 26.2% for the three and twelve months ended December 31, 2024, respectively, and 29.0% and 27.5% for the three and twelve months ended December 31, 2023, respectively.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted Earnings per Diluted Share:	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Adjusted income from operations	$311.2	$327.5	$1,282.9	$1,480.1
Interest expense, net	85.1	97.0	364.9	389.3
Adjusted other expense, net	7.6	7.7	23.4	22.3
Adjusted income before income taxes	218.5	222.8	894.6	1,068.5
Adjusted provision for income taxes	46.2	69.9	216.8	246.9
Adjusted net income	172.3	152.9	677.8	821.6
Net income attributable to noncontrolling interests	0.5	0.6	1.8	0.6
Adjusted net income attributable to WESCO International, Inc.	171.8	152.3	676.0	821.0
Preferred stock dividends	14.4	14.4	57.4	57.4
Adjusted net income attributable to common stockholders	$157.4	$137.9	$618.6	$763.6

Diluted shares	49.8	52.0	50.6	52.3
Adjusted earnings per diluted share	$3.16	$2.65	$12.23	$14.60
Note: For the three and twelve months ended December 31, 2024, SG&A expenses, income from operations, other non-operating expense (income), the provision for income taxes and earnings per diluted share have been adjusted to exclude digital transformation costs, the loss on abandonment of assets, restructuring costs, excise taxes on excess pension plan assets, the gain recognized on the divestiture of the WIS business, the loss on termination of business arrangement, pension settlement cost, and the related income tax effects. For the three and twelve months ended December 31, 2023, SG&A expenses, income from operations, other non-operating expense, the provision for income taxes and earnings per diluted share have been adjusted to exclude digital transformation costs, merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, pension settlement cost, and the related income tax effects. These non-GAAP financial measures provide a better understanding of our financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2024
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$161.0	$127.8	$135.3	$(273.1)	$151.0
Net income attributable to noncontrolling interests	0.2	0.4	—	(0.1)	0.5
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	43.5	43.5
Interest expense, net(1)	—	—	—	85.1	85.1
Depreciation and amortization	11.9	17.6	7.2	8.9	45.6
EBITDA	$173.1	$145.8	$142.5	$(121.3)	$340.1
Other (income) expense, net	(3.8)	20.4	0.8	(10.8)	6.6
Stock-based compensation expense	1.1	1.6	0.8	5.8	9.3
Digital transformation costs(2)	—	—	—	7.4	7.4
Cloud computing arrangement amortization(3)	—	—	—	4.4	4.4
Restructuring costs(4)	—	—	—	2.6	2.6
Excise taxes on pension plan assets(5)	—	—	—	0.1	0.1
Adjusted EBITDA	$170.4	$167.8	$144.1	$(111.8)	$370.5
Adjusted EBITDA margin %	8.0%	8.2%	10.8%		6.7%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Digital transformation costs include costs associated with certain digital transformation initiatives.
(3) Cloud computing arrangement amortization consists of expense recognized in selling, general and administrative expenses for capitalized implementation costs for cloud computing arrangements to support our digital transformation initiatives.

(4) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(5) Excise taxes on excess pension plan assets represent the excise taxes applicable to the excess pension plan assets following the final settlement of the Company's U.S. pension plan.

	Three Months Ended December 31, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$152.4	$117.4	$160.4	$(302.6)	$127.6
Net income (loss) attributable to noncontrolling interests	0.3	0.6	—	(0.3)	0.6
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	65.7	65.7
Interest expense, net(1)	—	—	—	97.0	97.0
Depreciation and amortization	11.0	17.8	6.3	9.7	44.8
EBITDA	$163.7	$135.8	$166.7	$(116.1)	$350.1
Other (income) expense, net	(1.8)	36.1	(0.9)	(22.9)	10.5
Stock-based compensation expense	2.1	1.4	0.8	9.1	13.4
Digital transformation costs(2)	—	—	—	7.6	7.6
Merger-related and integration costs(3)	—	—	—	2.4	2.4
Restructuring costs(4)	—	—	—	1.3	1.3
Adjusted EBITDA	$164.0	$173.3	$166.6	$(118.6)	$385.3
Adjusted EBITDA margin %	7.9%	9.7%	10.4%		7.0%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Digital transformation costs include costs associated with certain digital transformation initiatives.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(4) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2024
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$168.4	$150.4	$168.5	$(297.4)	$189.9
Net (loss) income attributable to noncontrolling interests	(1.0)	0.9	—	0.5	0.4
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	69.3	69.3
Interest expense, net(1)	—	—	—	86.5	86.5
Depreciation and amortization	12.2	17.6	6.9	9.3	46.0
EBITDA	$179.6	$168.9	$175.4	$(117.4)	$406.5
Other expense (income), net(2)	5.6	4.7	(19.7)	(15.5)	(24.9)
Stock-based compensation expense	1.1	1.6	0.8	3.3	6.8
Digital transformation costs(3)	—	—	—	5.4	5.4
Cloud computing arrangement amortization(4)	—	—	—	3.8	3.8
Restructuring costs(5)	—	—	—	0.5	0.5
Adjusted EBITDA	$186.3	$175.2	$156.5	$(119.9)	$398.1
Adjusted EBITDA margin %	8.7%	9.0%	11.3%		7.3%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Other income for the UBS segment includes the gain on the divestiture of the WIS business.
(3) Digital transformation costs include costs associated with certain digital transformation initiatives.
(4) Cloud computing arrangement amortization consists of expense recognized in selling, general and administrative expenses for capitalized implementation costs for cloud computing arrangements to support our digital transformation initiatives.

(5) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. For the three months ended December 31, 2024, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before other non-operating expenses (income), non-cash stock-based compensation expense, digital transformation costs, cloud computing arrangement amortization, restructuring costs and excise taxes on excess pension plan assets related to the final settlement of the Anixter Inc. Pension Plan. For the three months ended December 31, 2023, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before other non-operating expenses (income), non-cash stock-based compensation expense, digital transformation costs, merger-related and integration costs, and restructuring costs. For the three months ended September 30, 2024, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before other non-operating expenses (income), non-cash stock-based compensation expense, digital transformation costs, cloud computing arrangement amortization, and restructuring costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Year Ended December 31, 2024
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$656.9	$480.9	$733.0	$(1,210.6)	$660.2
Net (loss) income attributable to noncontrolling interests	(1.1)	2.3	—	0.6	1.8
Preferred stock dividends	—	—	—	57.4	57.4
Provision for income taxes(1)	—	—	—	231.6	231.6
Interest expense, net(1)	—	—	—	364.9	364.9
Depreciation and amortization	46.8	71.5	28.5	36.4	183.2
EBITDA	$702.6	$554.7	$761.5	$(519.7)	$1,499.1
Other expense (income), net(2)	10.5	59.8	(121.2)	(41.8)	(92.7)
Stock-based compensation expense	4.4	6.6	3.1	14.8	28.9
Digital transformation costs(3)	—	—	—	24.9	24.9
Loss on abandonment of assets(4)	—	—	—	17.8	17.8
Cloud computing arrangement amortization(5)	—	—	—	14.1	14.1
Restructuring costs(6)	—	—	—	12.1	12.1
Excise taxes on excess pension plan assets(7)	—	—	—	4.9	4.9
Adjusted EBITDA	$717.5	$621.1	$643.4	$(472.9)	$1,509.1
Adjusted EBITDA margin %	8.4%	8.2%	11.2%		6.9%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Other income for the UBS segment includes the gain on the divestiture of the WIS business.
(3) Digital transformation costs include costs associated with certain digital transformation initiatives.
(4) Loss on abandonment of assets represents the write-off of certain capitalized cloud computing arrangement implementation costs relating to a third-party developed operations management software product in favor of an application with functionality that better suits the Company’s operation.

(5) Cloud computing arrangement amortization consists of expense recognized in selling, general and administrative expenses for capitalized implementation costs for cloud computing arrangements to support our digital transformation initiatives.

(6) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(7) Excise taxes on excess pension plan assets represent the excise taxes applicable to the excess pension plan assets following the final settlement of the Company's U.S. pension plan.

	Year Ended December 31, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$668.7	$531.1	$712.5	$(1,204.2)	$708.1
Net (loss) income attributable to noncontrolling interests	(0.5)	1.6	—	(0.5)	0.6
Preferred stock dividends	—	—	—	57.4	57.4
Provision for income taxes(1)	—	—	—	225.9	225.9
Interest expense, net(1)	—	—	—	389.3	389.3
Depreciation and amortization	43.3	71.7	25.0	41.3	181.3
EBITDA	$711.5	$604.4	$737.5	$(490.8)	$1,562.6
Other expense (income), net	10.1	74.2	(1.4)	(57.8)	25.1
Stock-based compensation expense(2)	5.8	5.2	3.2	31.3	45.5
Digital transformation costs(3)	—	—	—	36.1	36.1
Merger-related and integration costs(4)	—	—	—	19.3	19.3
Restructuring costs(5)	—	—	—	16.7	16.7
Adjusted EBITDA	$727.4	$683.8	$739.3	$(445.2)	$1,705.3
Adjusted EBITDA margin %	8.4%	9.6%	11.2%		7.6%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the year ended December 31, 2023 excludes $2.6 million that is included in merger-related and integration costs.
(3) Digital transformation costs include costs associated with certain digital transformation initiatives.
(4) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(5) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. For the year ended December 31, 2024, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before other non-operating expenses (income), non-cash stock-based compensation expense, digital transformation costs, loss on abandonment of assets, cloud computing arrangement amortization, restructuring costs and excise taxes on excess pension plan assets related to the final settlement of the Anixter Inc. Pension Plan. For the year ended December 31, 2023, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization before other non-operating expenses (income), non-cash stock-based compensation expense, digital transformation costs, merger-related and integration costs, and restructuring costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Twelve months ended
Financial Leverage:	December 31, 2024	December 31, 2023

Net income attributable to common stockholders	$660.2	$708.1
Net income attributable to noncontrolling interests	1.8	0.6
Preferred stock dividends	57.4	57.4
Provision for income taxes	231.6	225.9
Interest expense, net	364.9	389.3
Depreciation and amortization	183.2	181.3
EBITDA	$1,499.1	$1,562.6
Other (income) expense, net	(92.7)	25.1
Stock-based compensation expense	28.9	45.5
Merger-related and integration costs(1)	—	19.3
Restructuring costs(2)	12.1	16.7
Digital transformation costs(3)	24.9	36.1
Excise taxes on excess pension plan assets costs(4)	4.9	—
Loss on abandonment of assets(5)	17.8	$—
Cloud computing arrangement amortization(6)	14.1	—
Adjusted EBITDA	$1,509.1	$1,705.3

	As of
	December 31, 2024	December 31, 2023
Short-term debt and current portion of long-term debt, net	$19.5	$8.6
Long-term debt, net	5,045.5	5,313.1
Debt discount and debt issuance costs(7)	47.2	43.0
Fair value adjustments to the Anixter Senior Notes(7)	(0.1)	(0.1)
Total debt	5,112.1	5,364.6
Less: Cash and cash equivalents	702.6	524.1
Total debt, net of cash	$4,409.5	$4,840.5

Financial leverage ratio	2.9	2.8
(1)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(2)    Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3)    Digital transformation costs include costs associated with certain digital transformation initiatives, which have historically been included in merger-related and integration costs in prior years.
(4)    Excise taxes on excess pension plan assets represent the excise taxes applicable to the excess pension plan assets following the final settlement of the Company's U.S. pension plan.
(5)    Loss on abandonment of assets represents the write-off of certain capitalized cloud computing arrangement implementation costs relating to a third-party developed operations management software product in favor of an application with functionality that better suits the Company’s operations.
(6)    Cloud computing arrangement amortization consists of expense recognized in selling, general and administrative expenses for capitalized implementation costs for cloud computing arrangements to support our digital transformation initiatives.
(7)    Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before other non-operating expense (income), non-cash stock-based compensation expense, merger-related and integration costs, restructuring costs, digital transformation costs, excise taxes on excess pension plan assets related to the final settlement of the Anixter Inc. Pension Plan, loss on abandonment of assets, and cloud computing arrangement amortization.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Free Cash Flow:	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Cash flow provided by operations	$276.6	$69.3	$1,101.2	$493.2
Less: Capital expenditures	(24.3)	(28.7)	(94.7)	(92.3)
Add: Other adjustments	16.1	18.6	38.7	42.7
Free cash flow	$268.4	$59.2	$1,045.2	$443.6
% of adjusted net income	155.8%	38.7%	154.2%	54.0%

Note: Free cash flow is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and twelve months ended December 31, 2024, the Company paid for certain costs related to digital transformation and restructuring. For the three and twelve months ended December 31, 2023, the Company paid for certain costs to integrate the acquired Anixter business and related to digital transformation as well as certain restructuring costs. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods. Our calculation of free cash flow may not be comparable to similar measures used by other companies.